Reading International Announces 3rd Quarter 2011 Results

Revenue from operations for the 2011 Quarter at $66.7 million, up 10.1% over 2010
Revenue from operations for the 2011 Nine Months at $187.9 million, up 7.0% over 2010
Net income for the 2011 Nine Months of $15.0 million compared to a net loss of $12.1 million in 2010
EBITDA(1) of $31.1 million was $7.2 million higher than the $24.0 million in the 2010 Nine Months

Los Angeles, California, - (BUSINESS WIRE) – November 3, 2011 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended September 30, 2011.

2011 Highlights

•	our revenue for the 2011 Quarter was $66.7 million, compared to $60.6 million in the 2010 Quarter, an increase of 10.1%, driven primarily by a $6.3 million increase in Australia;

•	our revenue for the 2011 Nine Months was $187.9 million compared to $175.6 million in the 2010 Nine Months, an increase of 7.0%, driven primarily by a $16.1 million increase in Australia;

•	our EBITDA(1) for the 2011 Quarter was $11.6 million compared to $9.6 million in the 2010 Quarter, an increase of 20.7%;

•	our EBITDA(1) for the 2011 Nine Months was $31.1 million compared to $24.0 million in the 2010 Nine Months, an increase of 29.9%;

•
on June 24, 2011, we replaced our Australian Corporate Credit Facility of $115.8 million (AUS$110.0 million) with BOS International (“BOSI”) with a new credit facility from National Australia Bank (“NAB”) of $110.5 million (AUS$105.0 million).  NAB provided us term debt of $94.7 million (AUS$90.0 million) and $10.5 million (AUS$10.0 million) in revolver.  Using the term debt and $9.5 million (AUS$9.0 million) of revolver, combined with our cash of $1.6 million (AUS$1.5 million), we paid off our $105.8 million (AUS$100.5 million) of outstanding BOSI debt.  On August 2, 2011, we paid down our NAB revolver by $9.9 million (AUS$9.0 million) resulting in a zero balance on that date;

•	on August 25, 2011, we purchased a 17-screen multiplex in Murrieta, California for $4.3 million; and

•	During the year, we relocated substantial portions of our accounting and administrative operations to available space in our Courtenay Central property in Wellington, New Zealand.

Third Quarter 2011 Discussion

Revenue from operations increased from $60.6 million in the 2010 Quarter to $66.7 million in 2011, a $6.1 million or an 10.1% increase.  The cinema revenue increase of $6.6 million or 11.9% was driven by an increase in revenue of $597,000 million in the U.S. and of $6.8 million in Australia offset by a decrease of $834,000 in New Zealand.  The revenue increases were primarily related to an increase in box office attendance of 53,000 and 67,000, respectively, an increase in ticket prices in Australia, and an increase in the value of the Australian dollar compared to the U.S. dollar compared to the same period last year.  Our New Zealand cinema revenue decreased by $834,000 primarily related to a 142,000 decrease in attendance which was exacerbated by the closure of our Christchurch New Zealand cinema since the February 22, 2011 earthquake in that city.  This cinema is scheduled to reopen on  November 17, 2011.  This revenue decrease was somewhat offset by an increase in the value of the New Zealand dollar compared to the U.S. dollar.  The top three grossing films for the quarter in our circuit worldwide were “Harry Potter and the Deathly Hallows Part II,” “Transformers 3: Dark of the Moon,” and “Captain America: The First Avenger,” which among them accounted for approximately 28.0% of our cinema box office revenue.  Additionally, our real estate segment revenue decreased by $305,000 due to a drop in live theater revenue in the U.S. for the 2011 Quarter and a nonrecurring adjustment to the Australian amortization of a tenant improvement and straight-line rent during the 2010 Quarter.

As a percentage of revenue, operating expense, at 76.7% in the 2011 Quarter was lower than the 77.5% in the 2010 Quarter.

Depreciation expense increased by $423,000 for the quarter compared to the same quarter last year primarily related to certain recently purchased cinema 3D equipment being depreciated in the 2011 Quarter and the inclusion of Charlestown cinema as an operating location since October 2010.

Driven by the above factors, our operating income for the quarter increased by $1.5 million to $7.1 million compared to $5.6 million in the same quarter last year.

Net interest expense increased by $3.7 million for the quarter compared to the same quarter last year.  This increase was primarily related to a change in the fair value of our interest rate swaps in 2011 compared to the same period in 2010.

For the 2011 Quarter, we recorded an income tax benefit of $39,000 compared to a $885,000 income tax expense primarily associated with our ongoing estimate of the likelihood of realizing our deferred tax assets in our Reading Australia operations.

As a result of the above, we reported a net income of $37,000 for the 2011 Quarter compared to $1.2 million in the 2010 Quarter, driven primarily by better operating results offset by an increase in interest expense from the change in fair value of our interest rate swaps in 2011 compared to the same period in 2010.

Our EBITDA(1) at $11.6 million for the 2011 Quarter was $2.0 million higher than the 2010 Quarter of $9.6 million, driven primarily, by better operating results.  There were no significant one-time adjustments to EBITDA (1) in the 2011 Quarter or the 2010 Quarter.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Nine Month Summary

Revenue from operations increased from $175.6 million in 2010 to $187.9 million in 2011, a $12.3 million or a 7.0% increase.  The cinema segment revenue increase of $12.0 million or 7.4% was primarily driven by a $16.3 million revenue increase in Australia offset by decreases in revenue from our U.S. and New Zealand cinema operations of $819,000 and $3.5 million, respectively.  The decrease in revenue for both the U.S. and New Zealand was as a result of lower attendance in the 2011 Nine Months compared to the same period in 2010.  The poor attendance in New Zealand was exacerbated by the closure of our Christchurch New Zealand cinema since the February 22, 2011 earthquake in that city.  This cinema is scheduled to reopen on  November 17, 2011.  The top three grossing films for the nine months in our circuit worldwide were “Harry Potter and the Deathly Hallows Part II,” “Transformers 3: Dark of the Moon,” and “The Hangover 2,” which among them accounted for approximately 13.3% of our cinema box office revenue.  Additionally, our real estate segment revenue increased by $305,000 due to a year over year increase in the value of the Australian and New Zealand dollars compared to the U.S. dollar.

As a percentage of revenue, operating expense, at 77.5% in 2011 was slightly lower than the 77.7% of 2010.

Depreciation expense increased by $1.1 million for the Nine Months of 2011 compared to the same period last year primarily related to certain recently purchased cinema 3D equipment being depreciated in the 2011 Nine Months and the inclusion of Charlestown cinema as an operating location since October 2010.

We recorded a $2.2 million impairment charge related to our Taringa, Australia real estate property during the Nine Months of 2010 primarily associated with the write off of development costs of the project.  No such expenses were recorded in the Nine Months of 2011.

General and administrative expense increased by $143,000 or 1.1%, primarily related to additional labor costs associated with our transfer of our accounting functions from the U.S. and Australia to New Zealand; offset by, a decrease in legal and consulting fees primarily associated with our federal tax litigation, which was settled during July 2010.

Driven by the above factors our operating income for the nine months of 2011 increased by $4.1 million to $16.3 million compared to $12.2 million in the same period last year.

Net interest expense increased by $5.8 million for the nine months of 2011 compared to the same period in 2010.  The increase in interest expense during the nine months of 2011 was primarily related to a change in the fair value of our interest rate swaps in 2011 than that of the same period in 2010.

For the 2011 Nine Months, we recorded a $1.2 million other income which primarily consists of $1.1 million in earnings from unconsolidated entities. For the 2010 nine months, the $220,000 other income included offsetting settlements related to our Whitehorse Center litigation and the 2008 sale of our interest in the Botany Downs cinema, a $605,000 of loss attributable to our Mackie litigation, and $910,000 of equity earnings of unconsolidated joint ventures and entities.

During the 2011 Nine Months, we recorded a $66,000 loss on sale of assets primarily related to the disposal of certain obsolete assets.  During the 2010 Nine Months, we recorded a $350,000 gain on sale of assets primarily related to a deferred gain on sale of a property.

For the 2011 Nine Months, we recorded an income tax benefit of $13.2 million primarily associated with a valuation allowance adjustment for the future realization of our deferred tax assets in Australia of $14.4 million.  For the 2010 Nine Months, we recorded an income tax expense of $13.7 million primarily relating to an additional tax accrual associated with our potential tax exposures related to our tax litigation settlement.

For the 2011 Nine Months, we recorded as a $1.7 million gain on the sale of a discontinued operation, the profit realized from the sale of our interest in our Elsternwick Cinema to our joint venture partner.

As a result of the above, we reported a net income of $15.0 million for the 2011 Nine Months compared to a net loss of $12.1 million in the 2010 Nine Months, driven primarily by the tax provision adjustment of $14.4 million and the $1.7 million sale of a discontinued operation for our Elsternwick Cinema in 2011, and the income tax accrual of $12.0 million for our federal tax case settlement in 2010, and a property impairment charge of $2.2 million in 2010.

Our EBITDA(1) at $31.1 million for the 2011 Nine Months was $7.2 million higher than the $24.0 million for the 2010 Nine Months, driven primarily by better operating results, by the gain on sale of our Elsternwick Cinema of $1.7 million in 2011, and by the non-recurrence in 2011 of $2.2 million in impairment expense during 2010.

Our adjusted EBITDA(1) for 2011 Nine Months was $29.5 million after excluding:

•	the $1.7 million gain on sale of assets of our Elsternwick Cinema in New Zealand;

Our adjusted EBITDA(1) for the 2010 nine-months was $26.5 million after excluding:

•	the $519,000 gain on sale of a long-term mining asset associated with our former railroad operations;

•	the $2.2 million impairment loss associated with the discontinuation of our Taringa, Australia real estate development project;

•	$158,000 loss on sale of the assets of the now closed Kapiti cinema in New Zealand; and

•	$605,000 loss related to our Mackie litigation.

This resulted in a growth in our adjusted EBITDA(1) of $3.0 million or 11.3%, from the 2010 Nine Months to the 2011 Nine Months.

Balance Sheet and Liquidity

Our total assets at September 30, 2011 were $418.5 million compared to $430.3 million at December 31, 2010.  The currency exchange rates for Australia and New Zealand as of September 30, 2011 were $0.9744 and $0.7675, respectively, and as of December 31, 2010, these rates were $1.0122 and $0.7687, respectively.  As a result, currency had a negative effect on the balance sheet at September 30, 2011 compared to December 31, 2010.

On June 24, 2011, we replaced our Australian Corporate Credit Facility of $115.8 million (AUS$110.0 million) with BOS International (“BOSI”) with a new credit facility from National Australia Bank (“NAB”) of $110.5 million (AUS$105.0 million). NAB provided us term debt of $94.7 million (AUS$90.0 million) and $10.5 million (AUS$10.0 million) in revolver.  Using the term debt and $9.5 million (AUS$9.0 million) of revolver, combined with our cash of $1.6 million (AUS$1.5 million), we paid off our $105.8 million (AUS$100.5 million) of outstanding BOSI debt.  On August 2, 2011, we paid down our NAB revolver by $9.9 million (AUS$9.0 million) resulting in a zero balance on that date.

Our cash position at September 30, 2011 was $26.8 million compared to $34.6 million at December 31, 2010.  Of the $26.8 million, $13.1 million was in Australia, $11.2 million was in the U.S., and $2.5 million was in New Zealand.  Of the $13.1 million in Australia, pursuant to our new NAB credit agreement, we are only able to transfer $3.9 million (AUS$4.0 million) per year outside of Australia which has already been transferred to the U.S. without the approval of NAB for 2011.  Of the $11.2 million in the U.S., $5.6 million is included in our Consolidated Entertainment subsidiary and is subject to certain debt covenants with GE Capital that limit the use of this cash outside of the subsidiary without the approval of GE.  Therefore, at September 30, 2011, Reading had approximately $8.1 million of cash worldwide that is not restricted by covenants.

At September 30, 2011, we had undrawn funds of $9.7 million (AU$10.0 million) available under our NAB line of credit in Australia, $13.0 million (NZ$17.0 million) available under our line of credit in New Zealand, $5.0 million available under our GE Capital revolving loan credit facility in the U.S., and $0.5 million available under our Bank of America line of credit in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities to meet our anticipated short-term working capital requirements.

Our working capital at September 30, 2011 shows a negative $55.6 million compared to a negative $57.6 million at December 31, 2010.  This decrease in our negative working capital is in part attributable to our Australian Credit Facility becoming long-term associated with our new NAB credit facility; offset by, our Burwood property no longer being considered held for sale and our $21.5 million (NZ$28.0 million) New Zealand Credit Facility which became a current liability as of March 31, 2011.  We are currently in negotiations to renew this facility.

Stockholders’ equity was $120.9 million at September 30, 2011 compared to $112.6 million at December 31, 2010, the difference being largely attributable to our net income of $15.0 million for the 2011 Nine Months offset by an decrease in the value of the Australian dollar compared to the U.S. dollar since December 31, 2010.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash on hand, our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Tax Settlement Payment Agreement

On October 26, 2011, the IRS and our subsidiary Craig Corporation (“Craig”) agreed to a payment arrangement that will allow Craig to retire this tax settlement debt in approximately five years though monthly payments of $290,000.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$66,684	$60,589	$187,909	$175,609
Operating expense
Cinema/real estate	51,139	46,953	145,723	136,492
Depreciation and amortization	4,297	3,874	12,718	11,626
Impairment expense	--	--	--	2,239
General and administrative	4,173	4,198	13,163	13,020

Operating income	7,075	5,564	16,305	12,232

Interest expense, net	(7,280)	(3,615)	(16,616)	(10,779)
Other income	460	313	1,166	220
Net gain (loss) on sale of assets	1	--	(66)	350
Income tax benefit (expense)	39	(885)	13,177	(13,669)
Income (loss) from discontinued operations, net of tax	(5)	1	1,691	31
Net income attributable to noncontrolling interest	(253)	(136)	(667)	(505)

Net income (loss)	$37	$1,242	$14,990	$(12,120)

Basic and diluted earnings (loss) per share	$0.00	$0.05	$0.65	$(0.53)

EBITDA*	$11,575	$9,616	$31,147	$23,971

EBITDA* change	$1,959		$7,176

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to net income (loss) is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income (loss)	$37	$1,242	$14,990	$(12,120)
Add:Interest expense, net	7,280	3,615	16,616	10,779
Add:Income tax provision	(39)	885	(13,177)	13,669
Add:Depreciation and amortization	4,297	3,874	12,718	11,626
Add:EBITDA adjustments for discontinued operations	--	--	--	17

EBITDA	$11,575	$9,616	$31,147	$23,971

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Revenue
Cinema	$61,867	$55,303	$173,577	$161,582
Real estate	4,817	5,286	14,332	14,027
Total operating revenue	66,684	60,589	187,909	175,609
Operating expense
Cinema	48,643	44,811	138,352	129,973
Real estate	2,496	2,142	7,371	6,519
Depreciation and amortization	4,297	3,874	12,718	11,626
Impairment expense	--	--	--	2,239
General and administrative	4,173	4,198	13,163	13,020
Total operating expense	59,609	55,025	171,604	163,377

Operating income	7,075	5,564	16,305	12,232

Interest income	466	340	1,307	986
Interest expense	(7,746)	(3,955)	(17,923)	(11,765)
Net gain (loss) on sale of assets	1	--	(66)	350
Other income (expense)	6	20	79	(690)
Income (loss) before income tax benefit (expense), equity earnings of unconsolidated joint ventures and entities, and discontinued operations	(198)	1,969	(298)	1,113
Income tax benefit (expense)	39	(885)	13,177	(13,669)
Income (loss) before equity earnings of unconsolidated joint ventures and entities, and discontinued operations	(159)	1,084	12,879	(12,556)
Equity earnings of unconsolidated joint ventures and entities	454	293	1,087	910
Income (loss) before discontinued operations	295	1,377	13,966	(11,646)
Income (loss) from discontinued operations, net of tax	(5)	1	35	31
Gain on sale of discontinued operation	--	--	1,656	--
Net income (loss)	$290	$1,378	$15,657	$(11,615)
Net income attributable to noncontrolling interests	(253)	(136)	(667)	(505)
Net income (loss) attributable to Reading International, Inc. common shareholders	$37	$1,242	$14,990	$(12,120)
Earnings (loss) per common share attributable to Reading International, Inc. common shareholders – basic and diluted:
Earnings (loss) from continuing operations	$--	$0.05	$0.58	$(0.53)
Earnings from discontinued operations, net	--	--	0.07	--
Basic and diluted earnings (loss) per share attributable to Reading International, Inc. common shareholders	$--	$0.05	$0.65	$(0.53)
Weighted average number of shares outstanding – basic	22,782,534	22,804,313	22,759,488	22,772,166
Weighted average number of shares outstanding – diluted	22,979,952	22,850,811	22,956,906	22,772,166

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$26,757	$34,568
Receivables	4,664	5,470
Inventory	805	989
Investment in marketable securities	2,731	2,985
Restricted cash	2,253	2,159
Deferred tax asset, net	770	--
Prepaid and other current assets	3,868	3,536
Assets held for sale	4,155	55,210
Total current assets	46,003	104,917

Property held for and under development	85,791	35,702
Property & equipment, net	212,985	220,250
Investment in unconsolidated joint ventures and entities	10,642	10,415
Investment in Reading International Trust I	838	838
Goodwill	21,342	21,535
Intangible assets, net	18,329	20,156
Deferred tax asset, net	12,996	--
Other assets	9,557	16,536
Total assets	$418,483	$430,349

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,559	$15,930
Film rent payable	4,390	5,757
Notes payable – current portion	49,114	108,124
Taxes payable	25,778	23,872
Deferred current revenue	7,637	8,727
Other current liabilities	135	141
Total current liabilities	101,613	162,551
Notes payable – long-term portion	120,737	83,784
Notes payable to related party – long-term	9,000	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	2,267	2,267
Other liabilities	36,057	32,195
Total liabilities	297,587	317,710
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized, 31,675,518 issued and 21,411,348 outstanding at September 30, 2011 and 31,500,693 issued and 21,308,823 outstanding at December 31, 2010	218	216
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2011 and at December 31, 2010	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at September 30, 2011 and at December 31, 2010	--	--
Additional paid-in capital	134,376	134,236
Accumulated deficit	(61,045)	(76,035)
Treasury shares	(4,093)	(3,765)
Accumulated other comprehensive income	50,550	57,120
Total Reading International, Inc. stockholders’ equity	120,021	111,787
Noncontrolling interests	875	852
Total stockholders’ equity	120,896	112,639
Total liabilities and stockholders’ equity	$418,483	$430,349